Exhibit 99.3

News Release

Amkor Technology Announces Proposed Offering of Senior Notes

CHANDLER, Ariz. – May 15, 2013 — Amkor Technology, Inc. (NASDAQ:AMKR) today announced that it intends to offer, subject to market and other conditions, $200 million aggregate principal amount of 6.375% Senior Notes due 2022 (the “Notes”). The Notes are to be offered in a private placement in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act.

The Notes will be unsecured, and the offering price will be determined by negotiations between the company and the initial purchasers. The Notes will be issued as additional notes under an indenture dated as of September 21, 2012 pursuant to which Amkor previously issued $300.0 million aggregate principal amount of 6.375% Senior Notes due 2022 (the “Existing Notes”). The Notes will rank equally with and form a part of a single class of securities with the Existing Notes.

We expect to use the net proceeds of the Notes offering for general corporate purposes, which may include, among other things, capital additions, acquisitions and other investments.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About Amkor

Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information on Amkor is available from the company’s Securities and Exchange Commission (“SEC”) filings and at Amkor’s website: www.amkor.com.

Forward-Looking Statement Disclaimer

This announcement contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the proposed Notes offering and the terms and expected use of proceeds thereof. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements including, but not limited to, that there can be no assurance that the Notes will be sold in the amount or on the terms expected or at all. Other important risk factors that could affect the outcome of the events set forth in these statements are discussed in our Annual Report on Form 10-K for the year ended December 31, 2012, and in our subsequent filings with the SEC made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this announcement.

Contacts

Amkor Technology, Inc.

Joanne Solomon

Executive Vice President and Chief Financial Officer

480-786-7878

joanne.solomon@amkor.com

Greg Johnson

Senior Director, Investor Relations and Corporate Communications

480-786-7594

greg.johnson@amkor.com